Exhibit (a) (5) (B)

Valentis Announces Extension of Tender Offer to July 8, 2002

BURLINGAME, CA, June 5, 2002 — Valentis, Inc. (NASDAQ: VLTS) today announced that it will extend the tender period of its previously announced tender offer to purchase 16,940 shares, or 55%, of its outstanding shares of Series A Convertible Redeemable Preferred Stock and 55% of the related outstanding Common Stock Purchase Warrants, Class A and Common Stock Purchase Warrants, to July 8, 2002.  The Company will pay $1,000 per share of Series A Preferred Stock and related Class A and Class B Warrants tendered.  The tender period is being extended to allow additional time for the satisfaction of certain conditions to the tender offer, which are described in the Offer to Purchase filed with the Securities and Exchange Commission on May 10, 2002.

As a result of the extension, holders of the Series A Preferred Stock will have until 9:00 p.m. Pacific Daylight Time on July 8, 2002 to validly tender their shares of Series A Preferred Stock and related Class A and Class B Warrants to Valentis, in exchange for which Valentis will pay $1,000 per share of Series A Preferred Stock and related Class A and Class B Warrants tendered.

This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities of Valentis.  Investors are urged to read the relevant tender offer documents that have been filed with the Securities and Exchange Commission by Valentis because they contain important information concerning the offer.  You are able to obtain a free copy of the documents filed with the Commission by Valentis at the Commission’s website at http://www.sec.gov.

Valentis is Converting Genomic Discoveries into Medicines™.   Valentis has three product platforms for the development of novel therapeutics: the GeneMedicine™, GeneSwitch™ and OptiPEG™ platforms. The GeneMedicine™ platform includes a comprehensive array of proprietary nucleic acid delivery systems, including the broad cationic lipid portfolio, from which appropriate formulations and modalities may be selected and tailored to fit selected genes, indications, and target tissues.  The Del-1 GeneMedicine™ therapeutic is the lead product for the GeneMedicine™ platform of non-viral gene delivery technologies.  Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease.  The EpoSwitch™ therapeutic for anemia is the lead product for the GeneSwitch™ platform and is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug. The OptiPEG™ platform, consisting of proprietary PEGylation technologies, potentially allows for improved dosing of biopharmaceuticals.  OptiPEG™ is being developed through licensing to partners.  Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position.  There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics or PEGylated biopharmaceuticals, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful.  Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments.  These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002, each as filed with the Securities and Exchange Commission.